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Zones, Inc. in Compliance with Nasdaq Minimum Bid Price Requirement

        RENTON, Wash.—(BUSINESS WIRE)—May 20, 2002—Zones, Inc. (the "Company" or "Zones"(TM)) (Nasdaq:ZONS), a single-source direct reseller of name-brand information technology products, today announced that it has received confirmation from the Nasdaq Stock Market, Inc. that the closing bid price of the Company's common stock had been $1.00 per share or greater for at least 10 consecutive trading days.

        The notification from Nasdaq confirms that Zones has regained compliance with Nasdaq's minimum bid price per share ($1.00) requirement for continued listing on the Nasdaq National Market.

About Zones, Inc.

        Zones, Inc. is a single-source direct reseller of name-brand information technology products to the fast growing small to medium sized business market. Zones sells these products and services through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including Apple, Compaq, Hewlett-Packard, IBM, Microsoft and Toshiba.

        Incorporated in 1988, Zones, Inc., is headquartered in Renton, Wash. Company and buying information is available at http://www.zones.com, or by calling 800/258-2088.

        This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, compliance with Nasdaq National Market listing requirements, future growth, dependence on revenue of products, vendor support, competition, pressure on margin, variability of operating results, changing methods of distributions, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, and rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.

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Zones, Inc. in Compliance with Nasdaq Minimum Bid Price Requirement